Exhibit 10.15

PCTEL, INC.

DAVID A. NEUMANN
EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of December 5, 2016 (the “Effective Date”), is made and entered into by and between PCTEL, Inc. (the “Company”) and David A. Neumann (“Executive”).

1.Duties and Scope of Employment.  Commencing January 2, 2017, Executive will serve as the Company’s Chief Executive Officer and will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”).  The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

2.At‑Will Employment.  The parties agree that Executive’s employment with the Company will be “at will” employment and may be terminated at any time, with or without cause or notice, by either the Company or Executive.

3.Compensation.

(a)Base Salary.  During the Employment Term, the Company will pay Executive as compensation for his services a base salary at an annualized rate determined by the Board (the “Base Salary”).  Executive’s initial Base Salary is $350,000 per annum.  Executive’s Base Salary will be reviewed on an annual basis by the Compensation Committee (the “Committee”), with advice from its compensation consultant or other advisors, if any, and the Committee shall make a recommendation regarding the Executive’s Base Salary to the Board in accordance with the Committee’s and the Board’s established procedures.

(b)Bonus and Incentives.  Executive shall be eligible to receive annual bonuses through short-term incentives (“STI”), long‑term incentives, and such other elements of compensation (whether in cash or equity) as determined by and at the discretion of the Board.  For 2017, the maximum potential award under the short-term incentive plan as a percentage of annual salary will be 130%.

(c)Modifications. The Company will not, without Executive’s written consent, materially modify Executive’s combined Base Salary and STI in a manner which (either individually or when aggregated with any prior modifications) results in a reduction for Executive of 10% or more (determined for the purpose of the STI at the incentive opportunity at target), unless such reduction is made on the same or substantially similar basis for substantially all senior executives of the Company.

4.Employee Benefits.  During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company, including, without limitation, the

Company’s group medical, dental, vision, disability, life insurance, and 401(k) plans.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.  The Company will not materially reduce, without good business reasons, the facilities or perquisites (including office space and location) available to Executive immediately prior to such reduction.

5.Vacation.  Executive will be entitled to paid vacation of twenty‑five (25) days per year, in addition to the Company’s paid holidays.

6.Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  In addition, the Company will provide the following:

(i)	a one‑time reimbursement to Executive of actual and reasonable expenses incurred by Executive in connection with a legal review of this Agreement;
(ii)	in connection with his relocation to Illinois:

(a)reimbursement for actual expenses for two house hunting trips;

(b)	reimbursement for actual closing costs associated with the sale of his current home and purchase of his new home in Illinois;

(c)reimbursement for the cost of up to sixty (60) days of temporary housing, if temporary housing is necessary;

(d)reimbursement for actual costs of moving and any temporary storage; and

(e)$25,000 as a one-time grant for miscellaneous expenses related to relocation; and

(iii)	an annual reimbursement of up to $6,000 per year for financial and tax advisory services and tax preparation.

Such reimbursements will be subject to documentation required under, and will be paid in accordance with, the Company’s expense reimbursement policy as in effect from time to time and may constitute income to Executive under then current tax laws.

7.Severance.

(a)Termination Following a Change of Control.  If Executive’s employment is terminated within twelve (12) months following a Change of Control, the severance and other benefits to which Executive is entitled shall be governed by the Management Retention Agreement then in effect between the Company and Executive (which includes the definition of Change of Control).

(b)Involuntary Termination other than for Cause; Voluntary Termination for Good Reason Apart From a Change of Control.  If either prior to the occurrence of a

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Change of Control or after the twelve (12) month period following a Change of Control, Executive’s employment with the Company is terminated either (A) involuntarily by the Company for reasons other than Cause, or (B) by Executive pursuant to a Voluntary Termination for Good Reason, and Executive signs and does not revoke a standard mutual release of claims with the Company pursuant to Section 11, then, subject to Section 12, Executive shall be entitled to receive the following benefits from the Company:

(i)Salary Continuation.  Executive shall be entitled to receive continuing payments of salary (less applicable withholding taxes) at the rate equal to Executive’s Base Salary, as then in effect, for a period of twelve (12) months from the date of such termination in accordance with the Company’s normal payroll policies.

(ii)Short‑Term and Long‑term Incentives.  Executive shall be entitled to receive cash and/or equity awards under the Company’s short‑term incentive program (or other bonus program) then in effect and equity under the long‑term incentive program then in effect, in each case, in the amount determined in accordance with the terms of such programs (without giving effect to any requirement to remain an employee on the date of vesting or payment of the award).  The awards shall be determined based upon actual performance and will be paid on a pro‑rated basis for the period of employment, less applicable withholding taxes, following the completion of the performance period and the determination by the Committee of the amount to be paid.  The Company shall pay the bonuses and awards to the Executive at the same time that other employees participating in the program receive them, but in no event later than the next regular payday after the date when the Committee has determined the amount to be paid.

(iii)Benefits.  Subject to  Executive’s right to continue health insurance under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), should Executive elect COBRA within the required period, the Company shall pay, or reimburse Executive for the cost of, COBRA premiums for continued health coverage (i.e., medical, dental and vision as then offered by Company) for a period of twelve (12) months for Executive and his eligible dependents who were receiving healthcare coverage under the Company’s healthcare plans on the date of separation.  Executive will be responsible for any and all taxes on income related to such subsidized COBRA payments, as well as any COBRA payments after such twelve‑month period elapses.

(iv)Accelerated Vesting.  All equity awards then held by Executive with restrictions that are time‑based shall accelerate or if Executive is then holding unvested shares, the Company’s right to repurchase the then‑unvested shares under each such equity award shall lapse.  All performance‑based equity awards then held by Executive shall vest and then pay‑out in accordance with the terms thereof based upon actual performance for the entirety of the then current performance period.

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(v)Terms.  The benefits set forth in this Section 7(b) are in addition to and not in lieu of any other benefits which Executive may be expressly entitled to receive resulting from Executive’s involuntary termination of employment pursuant to any Company severance and benefit plans and practices, or pursuant to other agreements with the Company.  Such other benefits will be provided to Executive in accordance with the terms of the related plans or agreements.

8.Sections 280G and 4999.  The Company’s obligations to provide the compensation, equity and other benefits as set forth in Section 7 above are expressly conditioned upon Executive’s compliance with the covenants set forth in Section 14 below, and are not contingent upon any event constituting a change of effective control or ownership of the Company or in the ownership of a substantial portion of the assets of the Company.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under the Employment Agreement shall be payable either

(i)in full, or

(ii)	as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive, on an after‑tax basis, of the greatest amount of severance benefits under the Employment Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose determination shall be conclusive and binding upon Executive and the Company for all purposes; provided, however, that upon request of Executive the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder).  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.  Any reduction in payments and/or benefits required by this Section 8 shall occur in the following order: (1) reduction of cash payments, and (2) reduction of other benefits paid to Executive.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards.

9.Voluntary Termination; Termination for Cause.  If Executive’s employment is terminated by the Company for Cause, or by Executive for any reason other than pursuant to a

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Voluntary Termination for Good Reason, then all further vesting of any stock options, restricted stock award or other Company equity compensation held by Executive will cease immediately and all rights to receive further compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned).

10.Death and Disability.  If Executive’s employment terminates as a result of death or Disability, Executive (or his estate, as applicable) shall be entitled to receive the following benefits from the Company:

(a)Salary.  Executive shall be entitled to receive continuing payments of salary (less applicable withholding taxes) at the rate equal to Executive’s Base Salary, as then in effect, for a period of twelve (12) months in accordance with the Company’s normal payroll policies.

(b)Bonuses.  Executive shall receive the target bonus in effect for the performance period during which Executive’s employment is terminated.  Such bonus shall be paid to Executive as soon as practicable following the completion of the performance period and the determination of the amount of bonus to be paid.

(c)Equity Incentives.  All unvested equity incentives, whether time‑based or performance‑based, shall immediately accelerate and vest in full, and all repurchase restrictions in favor of the Company shall immediately lapse.  Performance‑based incentives in which a range of incentives above or below the target may be earned dependent on the achievement of different levels of performance, which this section shall accelerate and vest as to the targeted number of incentives.

11.Separation Agreement and Mutual Release.  The receipt of any severance payments or benefits pursuant to this Agreement will be subject to Executive signing and not revoking a separation agreement and mutual release of claims (in a form reasonably acceptable to the Company) and provided that such separation agreement and mutual release of claims is effective within sixty (60) days following the termination date.  No severance pursuant to this Agreement will be paid or provided until the separation agreement and mutual release of claims becomes effective.  If Executive should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump‑sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive ‘s estate.

12.Section 409A.

(a)Timing of Severance Payments.  Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any other guidance promulgated thereunder (“Section 409A”) at the time of his termination (other than due to death), the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), that is payable within the first six (6) months

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following Executive’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A‑2(b)(2) of the Treasury Regulations.  In addition to the foregoing, to the extent that any payment of deferred compensation subject to Section 409A is contingent upon the execution of a written release, if the designated period for executing a written release spans two of Executive’s tax years, the payment will be paid in the second tax year.

(b)Short‑Term Deferral.  Any amount paid under the Agreement that satisfies the requirements of the “short‑term deferral” rule set forth in Section 1.409A‑1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 12(a).

(c)Involuntary Separation from Service.  Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section l.409A‑1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of Section 12(a).  For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive ‘s termination of employment as determined under Treasury Regulation 1.409A‑l(b)(9)(iii)(A)(l) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(d)Amendment.  This provision is intended to comply with the requirements of Section 409A so that none of the Deferred Compensation Separation Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

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13.Definitions.

(a)Cause.  “Cause” shall mean:

(i)An act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive;

(ii)Executive being convicted of, or a plea of nolo contendere to, a felony;

(iii)A willful act by Executive which constitutes gross misconduct and which is injurious to the Company; or

(iv)Following delivery to Executive of a written demand for performance from the Company that describes the basis for the Company’s reasonable belief that Executive has not substantially performed his duties, and after affording the Executive a reasonable opportunity to cure within a reasonable period of time, there are continued violations by Executive of Executive’s obligations to the Company which are demonstrably willful and deliberate on Executive’s part.

(b)Disability.  “Disability” shall mean that:

(i)the Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Executive's employment. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(ii)Executive is determined to be totally disabled by the Social Security Administration.

(c)Voluntary Termination for Good Reason.  “Voluntary Termination for Good Reason” shall mean Executive voluntarily resigns after the occurrence of any of the following without Executive’s express written consent:

(i)A material reduction of Executive’s duties, authority or responsibilities (including any change in title that would compromise Executive’s direct reporting responsibility to the Board) relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, authority or responsibilities;

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(ii)A violation of the covenants regarding Executive’s compensation in Section 3;

(iii)A relocation of Executive to a facility or location more than fifty (50) miles from the principal business office of the Company on the execution date of this Agreement (excluding Executive’s voluntary relocation to Chicago); or

(iv)Any other action or inaction that constitutes a material breach by the Company of this Agreement;

provided, however, that before Executive’s employment may be terminated by a Voluntary Termination for Good Reason, (A) Executive must provide written notice to the Company, within ninety (90) days of the initial existence of the Voluntary Termination for Good Reason condition, setting forth the reasons for Executive’s intention to terminate his employment as a result of a Voluntary Termination for Good Reason, (B) the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Voluntary Termination for Good Reason condition, and (C) Executive’s employment must terminate within twelve (12) months of the initial existence of the Voluntary Termination for Good Reason condition.

14.Conditional Nature of Severance Payments.

(a)Noncompete.  Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, a Restricted Business (as defined below) during the twelve (12) months following the termination of Executive’s employment (the “Restricted Period”) with the Company for any reason (whether during the Employment Term or subsequent to the end of such period), it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, Executive agrees and acknowledges that his right to receive the severance payments and benefits set forth in Section 7 (to the extent Executive is otherwise entitled to such payments and benefits) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes in the markets for the Restricted Business (as defined below) during the Restricted Period; provided, however, that nothing in this Section 14(a) shall prevent Executive from owning as a passive investment less than one percent (1%) of the outstanding shares of the capital stock of a publicly‑held company if (A) such shares are actively traded on the New York Stock Exchange or the Nasdaq Global Market and (B) Executive is not otherwise associated with such company or any of its affiliates.  A “Restricted Business” is a business which is engaged in the design, development, manufacture, production, marketing, sale, licensing or servicing of any products, or the provision of any services, that are the same as or substantially similar to those of the Company, or a business which is otherwise one of the top fifteen (15) competitors of the Company during the Restricted Period.  Upon any breach of this section, all severance payments and benefits pursuant to this Agreement shall immediately cease.

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(b)Non‑Solicitation.  During the twelve (12) month period following the termination of Executive’s employment with the Company for any reason (whether during or after the Employment Term), Executive agrees and acknowledges that Executive’s right to receive the severance payments and benefits set forth in Section 7 (to the extent Executive is otherwise entitled to such payments and benefits) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.

15.Assignment.  This Agreement will inure to the benefit of the heirs, executors and legal representatives of Executive upon Executive’s death and will be binding upon and inure to the benefit of any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

16.Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well‑established commercial overnight service, or four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

PCTEL, Inc.
471 Brighton Drive
Bloomingdale, Illinois 60108
Attention: General Counsel

If to Executive:

David A. Neumann
at the last residential address known by the Company.

17.Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

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18.Arbitration and Equitable Relief.

(a)Arbitration.  Except as provided in Section 18(b) below, Executive agrees that any dispute or controversy arising out of, relating to, or concerning Executive’s employment with the Company or the termination of Executive’s employment with the Company, or any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Cook County, Illinois, in accordance with the National Rules for Resolution of Employment Disputes then in effect of the American Arbitration Association, except as provided in Section 18(b) below.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  The substantially prevailing party shall be awarded his or its reasonable attorney’s fees and costs, including any amounts paid to the arbitrator and American Arbitration Association.  This arbitration clause constitutes a waiver of Executive’s and the Company’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including, but not limited to, the following claims:

(i)Any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii)Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the Fair Labor Standards Act; and

(iii)Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

(b)Equitable Remedies.  Executive agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Section 14.  Accordingly, Executive agrees that if Executive breaches such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  Executive further agrees that no bond or other security shall be required in obtaining such equitable relief.

(c)Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body, such as the Illinois Department of Human Rights, the Equal Employment Opportunity Commission or the Workers’ Compensation Commission.

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This Agreement does, however, preclude Executive from pursuing court action regarding any such claim (other than workers’ compensation claims).

19.Integration.  This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein except the Management Retention Agreement referenced herein, as it may be amended from time to time.  This Agreement specifically supersedes that certain letter from the Company dated September 24, 2013 regarding severance benefits as well as all other prior or contemporaneous agreements whether written or oral, including any consulting or independent contractor agreements. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

20.Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21.Governing Law.  This Agreement will be governed by the laws of the State of Illinois (with the exception of its conflict of law’s provisions), and all actions to enforce its terms will be venued exclusively in Cook County, Illinois.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

PCTEL, INC.

Signature: /s/Gina Haspilaire

Name: Gina Haspilaire

Title: Chair of the Compensation Committee of the Board of Directors

EXECUTIVE

Signature: /s/ David A. Neumann

Title: VP/GM

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